Exhibit (c)

 Project Geneva 2  Discussion Materials for the Board of DirectorsOctober 9, 2022

 These materials have been prepared by Evercore Group L.L.C. (“Evercore”) for Taylor Maritime Investments Ltd. (the “Company”) to whom such materials are directly addressed and delivered and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Evercore. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Evercore. Evercore assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of the Company and/or other potential transaction participants or obtained from public sources, Evercore has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials have been developed by and are proprietary to Evercore and were prepared exclusively for the benefit and internal use of the Company.  These materials were compiled on a confidential basis for use of the Company in evaluating the potential transaction described herein and not with a view to public disclosure or filing thereof under state or federal securities laws, and except as required by law may not be reproduced, disseminated, quoted or referred to, in whole or in part, without the prior written consent of Evercore.  These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Evercore (or any affiliate) to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Evercore assumes no obligation to update or otherwise revise these materials. These materials may not reflect information known to other professionals in other business areas of Evercore and its affiliates.  Evercore and its affiliates do not provide legal, accounting or tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Evercore or its affiliates to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Each person should seek legal, accounting and tax advice based on his, her or its particular circumstances from independent advisors regarding the impact of the transactions or matters described herein.

 Table of Contents  Section  Situation Overview  Overview of Evercore Analysis  Valuation of the Common Shares  Appendix  I  II  III

 Situation Overview

Confidential

# Situation Overview

## Transaction Overview

| | |
|---|---|
| **Buyer** | ■ Taylor Maritime Investments Limited ("TMI" or the "Company"), which currently owns approximately 26% of the total outstanding common shares of Grindrod Shipping Holdings Limited ("Grindrod")<br>■ TMI's current ownership in Grindrod is held through its subsidiary Good Falkirk Limited, a Marshall Islands incorporated entity |
| **Proposed Transaction Summary** | ■ TMI submitted a non-binding indicative offer to purchase the approximately 74% of issued and outstanding common shares not already owned by it (excluding treasury shares)<br>■ The Transaction would be structured as a voluntary general offer governed by the Singapore Code on Takeovers and Mergers |
| **Consideration** | ■ Shareholders will receive $26.00 in cash for each common share held, an 8.3% premium to GRIN's current share price, a 9.7% premium to the 30-day VWAP[1], and a 26.8% premium to GRIN's unaffected share price as of 8/26/22<br>■ The $26.00 in cash will be comprised of a cash price of $21.00 per share, to be paid plus a special dividend from GRIN of $5.00 per share to existing shareholders, including holders of Forfeitable Shares<br>■ TMI would pay total cash consideration of $101.4 - $305.5mm for the outstanding common shares ownership of GRIN, depending on the ultimate amount tendered by Grindrod shareholders<br>■ The implied TEV of the Proposed Transaction is $579.2mm |
| **Timing & Approvals** | ■ Approval of the Board of Directors of TMI and Board of Directors of GRIN<br>■ Approval by TMI shareholders<br>■ A minimum offering period is required for the tender offer equal to the longer of 20 business days (under U.S. rule) and 28 days (under Singapore rule)<br>■ Securities Industry Council of Singapore approval (received 10/7/22)<br>■ South African Exchange Control approval (South African Reserve Board approval received 10/5/22)<br>■ Various competition and anti-trust approvals (i.e., South African Competition Commission)<br>■ SEC No-Action Relief (expected receipt on 10/11/22) |
| **Other** | ■ The Proposed Transaction will be subject to Regulation 14D and 14E, and Rule 13e-3 under the US Securities Exchange Act of 1934, as well as the Singapore Code on Take-overs and Mergers |

EVERCORE 1 TAYLOR MARITIME INVESTMENTS

Source: FactSet (as of 10/7/22), Bloomberg (as of 10/7/22)
1. VWAPs from Bloomberg as of 10/7/22

 Situation Overview  Selected Terms of the Transaction Implementation Agreement  Transaction Overview  A subsidiary of Taylor Maritime Investments Limited (Good Falkirk Limited) to commence a voluntary general offer to acquire any and all issued Grindrod Shipping Holdings Limited shares not already owned by TMI and its associates  Consideration  Each Share, other than shares held by the Company and other than shares held in treasury, to be acquired at a price of $21.00 per share payable to the holder in cash  The $21.00 is to be paid in conjunction with a special dividend from Grindrod of $5.00 per share (the “Special Dividend”)  Key Conditions   to Closing  Acquisition of shares holding more than 50% of the voting rights in Grindrod (including the 26% currently held by TMI)  Payment of the $5.00 per share Special Dividend by Grindrod  TMI shareholder vote  Approval of the South African Competition Commission  Approval of the Financial Surveillance Department of the South African Reserve Bank (approval received 10/5/22)  No material adverse changes in Company business  No legal proceedings prohibiting the transaction  Certain written consents  Deal Protection  On 8/24/22, the Company and Grindrod entered into five-week exclusivity agreement expiring 9/28/22  The Exclusivity Agreement was extended on 9/28/22 through 10/10/22  Timing  South African antitrust clearance must be obtained before the offer period ends, which is potentially expected by the end of November  After the expiration of the initial offer period, there will be a subsequent offer period of 15 business days  Source: Draft, dated October 4, 2022, of Transaction Implementation Agreement  2

 Situation Overview  $21 Cash Offer Price per Share with $5 Special Dividend  Source: TMI Management  Note: Regulatory requirements in South Africa require transactions with South African shareholders to be settled in Rand, which has necessitated a currency conversion and potentially requires a hedging solution to manage the foreign currency risk; approximate third-party South African shareholders of ~6.169mm  Represents $5.00 special dividend per GRIN share multiplied by TMI’s status quo ownership of ~4.9mm GRIN shares  Ownership figures incorporate dilutive impact of ~475.5k of Grindrod management incentive shares as of 6/30/22  Represents debt issuance fees, advisory expenses, legal expenses, other professional fees and the Johannesburg Stock Exchange “JSE” securities transfer tax; Debt issuances fees are comprised of Up-Front fees (based on both total commitment and drawn amount), Coordination and Agency fee (based on total commitment), Commitment fee (based on undrawn amount) and Drop Dead Fee (based on total commitment)  ($ in millions)  2  3  Sources and Uses at Various Ownership Levels  3

 Situation Overview  Transaction Rationale  Capture greater economic benefit from potential synergies   1.  1.  Larger commercial footprint provides economies of scale, access to a larger talent pool and   increased technical expertise  2.  Highly complementary fleets, with a combined fleet comprised of drybulk 581 vessels (of which 53 are Japanese built), in a segment characterized by attractive longer-term fundamentals  3.  Equity capital markets benefits (increased Net Asset Value and dividend capacity), and   potential to secure broader and more favorable debt financing terms over time  4.  Earnings and cash flow accretive transaction that provides a pathway to a sustainable low-leverage capital structure through strategic, deleveraging vessel sales  5.  Excludes the GRIN short-term charter-in fleet  4

Confidential

# Situation Overview

***($ in millions, except per share data)***

## Summary Grindrod Market Data

### Public Market Overview

| As of 10/7/22 | |
|---|---|
| Grindrod Share Price (10/7/22) | $24.19 |
| *52-Week High* | *28.98* |
| *52-Week Low* | *12.83* |
| Shares Outstanding | 19.472 |
| **Equity Value** | **$471.0** |
| (+) Projected Financial Debt Outstanding as of 9/30/22 | 205.4 |
| (+) Projected Operating Lease Liabilities as of 9/30/22 | 18.3 |
| (–) Projected Cash (Before Special Dividend) as of 9/30/22 | (150.7) |
| **Enterprise Value** | **$544.0** |

### Capital Structure

| As of 9/30/22 | |
|---|---|
| Total Debt | $205.4 |
| (–) Projected Cash (Before Special Dividend) | (150.7) |
| **Net Debt** | **$54.7** |
| Operating Lease Liabilities | $18.3 |
| Common Equity (Book Value) | 387.3 |
| **Enterprise Value (Book Value)** | **$460.3** |
| Net Debt / Enterprise Value (Book Value) | 11.9% |
| Net Debt / 2022E EBITDA | 0.2x |
| Net Debt / 2023E EBITDA | 0.5x |

### Trading Multiples

| **EV / EBITDA** | **Metric[1]** | **Multiple** |
|---|---|---|
| 2022E | $224.6 | 2.4x |
| 2023E[2] | 116.4 | 3.9 |
| 2024E[2] | 89.8 | 5.0 |
| | **Metric** | **Multiple** |
| **P / NAV [3]** | $531.9 | 0.89x |

### Debt Summary as of 6/30/22

| **Facility** | **Balance** | **Maturity** |
|---|---|---|
| $120.0mm Senior Secured Facility (CACIB, HCB) | $108.8 | 2/13/25 |
| $31.4mm Senior Secured Facility (IYO) | 25.7 | 9/24/26 |
| $100.0mm Senior Secured Facility (CACIB, NIBC) | 11.9 | 5/15/23 |
| $13.1mm Senior Secured Facility (Showa Leasing) | 10.7 | 2/13/25 |
| IVS Ibis Ship Loan (IYO) | 1.3 | 6/6/23 |
| Other Borrowings[4] | 51.0 | '30 - '36 |
| **Total Debt at 6/30/22** | **$209.3** | |
| (–) Q3 Debt Paydown | (3.9) | |
| **Total Debt at 9/30/22** | **$205.4** | |

Source: TMI Management, FactSet (as of 10/7/22)
Note: Enterprise value calculation based on draft 9/30/22 figures provided by TMI Management; cash includes restricted cash

1. Represents forecasts provided by TMI Management, pro forma for the Proposed Transaction including sale of non-core vessels and excluding projected synergies
2. 2023E and 2024E EBITDA multiples calculated based on an Enterprise Value adjusted to reflect debt prepayment using vessel sale proceeds, a condition for debt mandatory prepayment in the acquisition financing facility
3. Based on the preliminary NAV analysis contained herein; assumes preliminary charter-free broker values indicated in preliminary draft broker valuation reports as of 9/30/22; as provided by TMI, TMI values represent the average of Hartland and Braemar preliminary draft estimates; GRIN values represent Hartland preliminary draft estimate
4. Other borrowings includes various other financing arrangements entered into with third parties with respect to four owned vessels, including the IVS Knot, IVS Kinglet, IVS Magpie, Matuku and IVS Phoenix, with maturities ranging from June 2030 to September 2036

EVERCORE 5 TAYLOR MARITIME INVESTMENTS

 Situation Overview  Indexed Share Price Development  Source: FactSet (as of 10/7/22)  TMI price indexed using IPO price of $1.00 on 5/27/21  Includes: Diana Shipping, D/S Norden, Eagle Bulk, Genco, Golden Ocean, Safe Bulkers and Star Bulk, weighted by market capitalization  Date of TMI’s initial ~26% investment in Grindrod  Offer announced pre-market on 8/29/22; indexed share price performance based on previous close price as of 8/26/22  Indexed Share Price Performance (1/1/21 to Present)  2  3  4  1  2  1  GRIN Unaffected Date: 8/26/22  6

 Situation Overview  Indexed Share Price Development  Source: FactSet (as of 10/7/22)  Offer announced pre-market on 8/29/22; indexed share price performance based on previous close price as of 8/26/22  Includes: Diana Shipping, D/S Norden, Eagle Bulk, Genco, Golden Ocean, Safe Bulkers and Star Bulk, weighted by market capitalization  Indexed Share Price Performance (Offer Date to Present)1  2  7

 High Unit Price: $24.86  Date: 9/6/22  Low Unit Price: $20.50  Date: 8/26/22  Situation Overview  Source: FactSet (as of 10/7/22), Bloomberg (as of 10/7/22)  Note: Based on closing price data. Public float defined as shares outstanding.   Trading for the time period including 8/29 through present  From 1/1/21 to Present  % of Units Traded  Cumulative Multiple of Public Float  Trading Analysis  From LOI1 to Present  Low Unit Price: $4.20  Date: 1/1/21  High Unit Price: $28.88  Date: 5/50/22  VWAP from 8/26/22-10/7/22: $23.84  8

 Overview of Evercore Analysis

 Overview of Evercore Evaluation Process  In connection with our evaluation, Evercore has, among other things:  Reviewed certain publicly available business and financial information relating to GRIN that we deemed to be relevant  Reviewed certain projected financial data relating to GRIN, reflecting a case prepared by GRIN management (the “GRIN Management Forecast”), and two cases prepared by TMI, in each case prepared and furnished to us by TMI Management and approved for our use by the Board of Directors (the “TMI Cases”);  Reviewed certain third-party charter free vessel appraisals of the vessels of GRIN furnished to us by management of GRIN as approved for our use by the Board of Directors (the “Appraisals”);  Reviewed certain third-party preliminary draft charter free broker valuations of the vessels of GRIN furnished to us by management of TMI as approved for our use by the Board of Directors;  Reviewed certain reports prepared for the Board of Directors by KPMG Advisory (“KPMG”) and Norton Rose Fulbright (“NRF”);  Discussed with the Board of Directors and management of TMI their assessment of the past and current operations of GRIN, the current financial condition and prospects of GRIN, and the Forecasts under each of the TMI Cases;  Reviewed the reported prices and the historical trading activity of the Common Shares;  Compared the financial performance of GRIN and its stock market trading multiples with those of certain other publicly traded dry-bulk companies and other companies that we deemed relevant;  Compared the financial performance of GRIN and the valuation multiples relating to the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;  Reviewed the financial terms and conditions of a draft, dated October 4, 2022, of Transaction Implementation Agreement; and  Performed such other analyses and examinations and considered such other factors that we deemed appropriate.  Evercore Evaluation Process  9

 Overview of Evercore Evaluation Process  Evercore Evaluation Process: Selected Provisions   For purposes of our analysis, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of TMI that they are not aware of any facts or circumstances that would make such information inaccurate or misleading.  With respect to the Forecasts, we have assumed with TMI Management’s consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of TMI as to the future financial performance of Grindrod under each of the TMI Cases, as applicable, and that each of the TMI Cases reflects the good faith judgment of management as to a reasonably likely alternative with respect to the maters reflected therein.  We express no view as to the Forecasts or the Appraisals, or the assumptions on which they are based, as applicable, including the assumptions reflected in the TMI Cases. We have relied, at your direction, without independent verification, upon the assessments of the management of TMI as to the future operational performance of Grindrod, including but not limited to, charter revenues, commissions, operating expenses, administrative expenses and other fees and expenses.  For purposes of our analysis, we have assumed, in all respects material to our analysis, that the final executed Transaction Implementation Agreement will not differ from the draft Transaction Implementation Agreement reviewed by us, that the representations and warranties of each party contained in the Transaction Implementation Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Implementation Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof.  We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on Grindrod or the consummation of the Merger or reduce the contemplated benefits.   10

 Valuation of the Common Shares

 Valuation of the Common Shares  Methodology  Description  Assumptions and Sources  Charter Free Net Asset Values  Reviewed the preliminary draft broker values for GRIN’s fleet provided by TMI Management from Hartland as of 9/30/22  Adjusted to incorporate value of relevant assets and liabilities in the business, including working capital, cash, net Right-of-Use assets, purchase options, debt and other debt-like items, to calculate NAV per common share  Fleet appraised values are based on preliminary draft 9/30/22 broker values provided by TMI Management  Cash, working capital, net Right-of-Use assets, purchase options and debt outstanding based on TMI Management Projection balances as of 9/30/22  Discounted Cash  Flow Analysis  (“DCF”)  Values the common shares using the concept of time value of money by discounting unlevered free cash flows based on a Weighted Average Cost of Capital (“WACC”), less projected net debt  Calculates terminal values based on (i) the exit multiple method and a range of multiples of EBITDA and (ii) a perpetuity growth rate  Discounted the projected cash flows to November 30, 2022  EBITDA exit multiple of 5.0x to 6.0x  WACC of 9.25% to 10.75% based on capital asset pricing model (“CAPM”)  Peer Trading Analysis  Values the common shares based on current enterprise value multiples of relevant EBITDA metrics and price to net asset value (NAV)  Based on most relevant public market companies  Enterprise value / EBITDA multiples applied to 2022E and 2023E EBITDA  Public market companies Price / Net Asset Value per common share are based on recent broker NAV estimates  Precedent Transactions  Valuation based on multiples of price to Net Asset Value in historical transactions involving assets similar to those owned by GRIN  Price / Net Asset Value multiples applied to 9/30/22 Net Asset Value  Overview of Selected Valuation Methodologies  Note: This summary of certain analyses is provided for information purposes. It does not represent all of the analyses performed by Evercore and should be considered with the information elsewhere in this presentation  11

 Valuation of the Common Shares  Summary Valuation of the Common Shares  Source: TMI Management, GRIN Management, FactSet (as of 10/7/22), Duff & Phelps 2022 Valuation Handbook  Note: This summary of certain analyses is provided for illustrative purposes. It does not represent all of the analyses performed by Evercore and should be considered with the information elsewhere in this presentation  1. Calculated assuming 100% acquisition scenario  1  12

 Valuation of the Common Shares  Source: TMI Management, FactSet (as of 10/7/22)  Note: Balance sheet figures represent draft 9/30/22 figures provided by TMI Management. vessels that are assumed to be purchased before transaction date are included in Gross Asset Value   Preliminary charter-free broker values indicated in preliminary draft broker valuation reports as of 9/30/22, as provided by TMI Management; GRIN fleet values represent Hartland preliminary draft estimate  Includes restricted cash; excludes payment of special dividend  Includes accounts receivable, short-term derivative assets, other current assets, inventories, accounts payable, accrued salary / bonus (excess salary / bonus paid), contract liabilities and other current liabilities  Includes other long-term assets, deferred drydock and special survey costs, long-term derivative assets, advances for scrubber, BWTS, etc., other PP&E and other non-current liabilities  ($ in millions, except per share data)  Net Asset Value Analysis as of 9/30/22  NAV per Common Share Sensitivity Analysis  Preliminary Grindrod Net Asset Value Calculation  3  4  13

 Valuation of the Common Shares  Discounted Cash Flow Analysis – Excluding Synergies1  ($ in millions, except per share data)  Source: Management Projections, FactSet and Bloomberg (as of 10/7/22), Duff & Phelps 2022 Valuation Handbook  Note: The Discounted Cash Flow Analysis presented herein excludes the impact of the $5.00 per share pre-transaction Special Dividend  Operating expense assumptions reflect TMI Management’s base case perspective on go-forward vessel operating costs  In accordance with GRIN accounting policies, represents the book value of vessels sold; gain on sale of vessels included in EBIT  Represents exercise of purchase options on applicable Long-Term Charter-in Vessels  Represents projected financial debt of $205.4mm, projected operating lease liabilities of $18.3mm and projected cash and equivalents of $150.7mm  Terminal year UFCF assumed based on 2024 TMI Management base case charter rate and opex assumptions; other costs assumed equal to 2027 adjusted for incremental inflation; vessel days pro-rata for TMI Management assumed 20-day dry-dock period occurring every 5 years; replacement capex equivalent to terminal year depreciation and amortization  14

 Valuation of the Common Shares  Discounted Cash Flow Analysis – Sensitivity Analysis  ($ in millions, except per share data)  Source: Management Projections, FactSet and Bloomberg (as of 10/7/22), Duff & Phelps 2022 Valuation Handbook  Note: The Discounted Cash Flow Analysis presented herein excludes the impact of the $5.00 per share pre-transaction Special Dividend  Implied Price per Share  Total Enterprise Value  15

 Valuation of the Common Shares  ($ in millions)  Equity Market Value  Drybulk Trading Overview  Source: FactSet (as of 10/7/22)  Adjusted for $16.0mm and $7.0mm purchase installments for two newbuilding vessel contracts   Adjusted for $27.5mm acquisition of ultramax vessel and $15.8mm sale of supramax vessel  Adjusted for $66.4mm sale leaseback of two vessels and $220.0mm cash consideration for an acquisition of nine vessels  Adjusted for $15,8mm sale of dry-bulk vessel on 9/26/22  1  2  3  4  16

Confidential

# Valuation of the Common Shares

## Drybulk Valuation

### Price / NAV[4]


Mean: 0.59x
Median: 0.65x
0.91x
0.89x
0.75x
0.73x
0.66x
0.64x
0.53x
0.52x
0.30x
D/S Norden
Grindrod[1]
Golden Ocean
Taylor Maritime[1]
Star Bulk
Eagle Bulk
Diana Shipping
Genco
Safe Bulkers

### TEV / EBITDA


'22E '23E
Mean: 3.1x 3.9x
Median: 2.8x 3.9x
5.6x 5.5x
5.0x 5.5x
4.3x 6.0x
3.5x 5.0x
2.9x 3.9x
2.8x 2.7x
2.7x 3.2x
2.4x 3.9x
2.0x 3.0x
Diana Shipping
Golden Ocean
Taylor Maritime[2]
Star Bulk
Eagle Bulk
Genco
Safe Bulkers
Grindrod[3]
D/S Norden
2022E Multiple
2023E Multiple

Source: Wall Street research, FactSet (as of 10/7/22), Company filings

1. GRIN Net Asset Value based on the preliminary net asset value calculation included herein; TMI Net Asset Value based on the preliminary net asset value calculation as of 9/30/22 utilizing assumptions provided by TMI Management
2. TMI EBITDA multiple presented above calculated based on Base Case EBITDA provided by TMI Management; Reflects $104.5mm mandatory debt paydown associated with vessel sale proceeds over 2022 and 2023
3. GRIN EBITDA presented above calculated based on Base Case EBITDA provided by TMI Management; Reflects $91.0mm mandatory debt paydown associated with vessel sale proceeds over 2022 and 2023

EVERCORE 17 TAYLOR MARITIME INVESTMENTS

4. D/S Norden based on SEB (8/18/22); Golden Ocean based on Pareto (9/5/22), DNB (8/26/22) and Jefferies (9/25/22); Star Bulk based on Pareto (8/9/22), Deustche Bank (8/8/22), DNB (8/8/22) and Jefferies (8/5/22); Eagle Bulk based on DNB (8/8/22) and Jefferies (8/5/22); Diana Shipping based on Jefferies (8/12/22); Genco based on DNB (8/5/22) and Jefferies (8/4/22); Safe Bulkers based on DNB (7/29/22) and Jefferies (7/28/22)

 Valuation of the Common Shares  Select Peer Group Trading  ($ in millions, except per share data)  Price / NAV  Source: Management Projections, FactSet (as of 10/7/22)  Note: Balance sheet figures represent draft 9/30/22 figures provided by TMI Management  18

 Valuation of the Common Shares  Select Peer Group Trading  Source: Management Projections, FactSet (as of 10/7/22)  Note: Balance sheet figures represent draft 9/30/22 figures provided by TMI Management  1. Reflects $91.0mm mandatory debt paydown associated with vessel sale proceeds over 2022 and 2023  TEV / 2022E EBITDA  TEV / 2023E EBITDA  ($ in millions, except per share data)  1  19

 Valuation of the Common Shares  Source: Public filings, press releases, investor presentations, FactSet, CapitalIQ, Wall Street research  ($ in millions)  Precedent Transactions  20

 Valuation of the Common Shares  Precedent Transactions  ($ in millions, except per share data)  Source: Management Projections  Note: Balance sheet figures represent draft 11/30/22 figures provided by TMI Management  Price / NAV  21

 Appendix

Confidential

# WACC Analysis

*($ in millions)*

## Publicly Traded Drybulk Peers

| Company | Equity Value | Total Debt [1] | Total Debt / Total Cap | Levered Beta [2] | Tax Rate | Unlevered Beta |
|---|---|---|---|---|---|---|
| Star Bulk | $2,067.2 | $1,377.4 | 40.0% | 0.94 | 0.0% | 0.56 |
| Taylor Maritime | 407.0 | 140.0 | 25.6% | 0.58 | 0.0% | 0.43 |
| Genco | 596.3 | 188.7 | 24.0% | 0.97 | 0.0% | 0.74 |
| Eagle Bulk | 852.7 | 290.4 | 25.4% | 0.93 | 0.0% | 0.70 |
| Diana Shipping | 476.0 | 516.7 | 52.1% | 1.10 | 0.0% | 0.53 |
| Safe Bulkers | 317.3 | 581.7 | 64.7% | 1.06 | 0.0% | 0.38 |
| Golden Ocean | 1,705.1 | 1,345.7 | 44.1% | 0.83 | 0.1% | 0.46 |
| D/S Norden | 1,638.7 | 1,017.1 | 38.3% | 0.80 | 2.9% | 0.50 |
| **Mean** | | | **39.3%** | **0.90** | **0.4%** | **0.54** |
| **Grindrod** | **$471.0** | **252.9** | **34.9%** | **0.68** | **0.0%** | **0.44** |

## WACC Analysis

| | |
|---|---|
| Adj. Unlevered Beta | 0.54 |
| Total Debt / Total Capitalization [3] | 30.0% |
| Tax Rate [4] | 0.0% |
| Adjusted Equity Beta | 0.77 |
| Risk-Free Rate [5] | 4.1% |
| Market Risk Premium [6] | 6.2% - 7.5% |
| Size Premium [7] | 2.1% |
| **Cost of Equity** | **11.0% - 11.9%** |
| **Pre-tax Cost of Debt [8]** | **6.5%** |
| **After-Tax Cost of Debt** | **6.5%** |
| **WACC** | **9.6% - 10.3%** |

## Cost of Equity Sensitivities (Peer Mean)

Market Risk Premium @ 6.2%

| Total Debt / Total Cap | Adj. Unlevered Beta 0.44 | 0.49 | 0.54 | 0.59 | 0.64 |
|---|---|---|---|---|---|
| 40.0% | 10.7% | 11.3% | 11.8% | 12.3% | 12.8% |
| 35.0% | 10.4% | 10.9% | 11.4% | 11.8% | 12.3% |
| 30.0% | 10.1% | 10.5% | 11.0% | 11.4% | 11.9% |
| 25.0% | 9.8% | 10.3% | 10.7% | 11.1% | 11.5% |
| 20.0% | 9.6% | 10.0% | 10.4% | 10.8% | 11.2% |

Market Risk Premium @ 7.5%

| Total Debt / Total Cap | Adj. Unlevered Beta 0.44 | 0.49 | 0.54 | 0.59 | 0.64 |
|---|---|---|---|---|---|
| 40.0% | 11.6% | 12.3% | 12.9% | 13.5% | 14.1% |
| 35.0% | 11.2% | 11.8% | 12.4% | 13.0% | 13.5% |
| 30.0% | 10.9% | 11.4% | 11.9% | 12.5% | 13.0% |
| 25.0% | 10.6% | 11.1% | 11.6% | 12.1% | 12.6% |
| 20.0% | 10.3% | 10.8% | 11.2% | 11.7% | 12.2% |

## WACC Sensitivities (Peer Mean)

Market Risk Premium @ 6.2%

| Total Debt / Total Cap | Adj. Unlevered Beta 0.44 | 0.49 | 0.54 | 0.59 | 0.64 |
|---|---|---|---|---|---|
| 40.0% | 9.0% | 9.4% | 9.7% | 10.0% | 10.3% |
| 35.0% | 9.0% | 9.3% | 9.7% | 10.0% | 10.3% |
| 30.0% | 9.0% | 9.3% | 9.6% | 10.0% | 10.3% |
| 25.0% | 9.0% | 9.3% | 9.6% | 9.9% | 10.3% |
| 20.0% | 9.0% | 9.3% | 9.6% | 9.9% | 10.2% |

Market Risk Premium @ 7.5%

| Total Debt / Total Cap | Adj. Unlevered Beta 0.44 | 0.49 | 0.54 | 0.59 | 0.64 |
|---|---|---|---|---|---|
| 40.0% | 9.6% | 10.0% | 10.3% | 10.7% | 11.1% |
| 35.0% | 9.6% | 9.9% | 10.3% | 10.7% | 11.1% |
| 30.0% | 9.6% | 9.9% | 10.3% | 10.7% | 11.1% |
| 25.0% | 9.5% | 9.9% | 10.3% | 10.7% | 11.0% |
| 20.0% | 9.5% | 9.9% | 10.3% | 10.7% | 11.0% |

Source: Management Projections, Partnership materials, FactSet and Bloomberg (10/7/22), Duff & Phelps 2022 Valuation Handbook

1. Includes corporate debt, lease liabilities and preferred equity as of 6/30/22. TMI Debt as of 6/30/22 based on information provided by TMI Management
2. Bloomberg 2-year weekly adjusted beta against the S&P 500 index
3. Based on approximate GRIN status quo capital structure as of transaction date using TMI Management assumptions in the TMI Base Case
4. 0% tax rate assumed per TMI Management assumptions in TMI Base Case
5. U.S. Treasury 20-year note current yield to maturity as of 10/7/22
6. Low end of range represents Duff & Phelps' long-horizon expected equity risk premium (supply-side), defined as historical equity risk premium minus price-to-earnings ratio calculated using three-year average earnings; high end of range represents Duff & Phelps' long-horizon expected equity risk premium (historical), defined as large company stock total return minus long-term government bond income returns

EVERCORE 22 TAYLOR MARITIME INVESTMENTS

7. Size premium per Duff & Phelps 2022 report, based on the decile breakdown for approximate equity valuation range of $290.0-$627.8mm
8. Cost of debt calculated based on TMI Management's assumed weighted average cost of debt on acquisition financing as of transaction date; calculation weighted based on total commitment

Valuation of the Common Shares  Historical Drybulk Trading Overview  Source: FactSet (as of 10/7/22); Clarksons Research (10/7/22)  Note: Data excludes any multiples higher than 15.0x EV / NTM EBITDA  EV / NTM EBITDA and Baltic Exchange Handysize Index  EBITDA Multiple  Handysize Index  23